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                                                                  EXHIBIT 23.7

                 CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

The Board of Directors
International Wireless Communications Holdings, Inc:

  We consent to the use of our report dated February 23, 1996, on the balance sheet of TeamTalk Limited as at December 31, 1995, and the related statement of operations, statement of movements in equity and cash flow for the period from January 1, 1995 to May 17, 1995 (Predecessor period) and May 18, 1995 to December 31, 1995 (Successor period), included herein, and to the reference to our firm in the form and context in which they are contained in the registration.

KPMG
Chartered Accountants
Wellington
New Zealand
November 1, 1996